Exhibit 99.1

TOMI Environmental Solutions, Inc. Announces Uplisting to the Nasdaq Capital Market

BEVERLY HILLS, Calif., September 30, 2020 (GLOBE NEWSWIRE) -- TOMI Environmental Solutions, Inc. (“TOMI”) (OTCQB:TOMZD), a global company specializing in disinfection and decontamination, utilizing its premier Binary Ionization Technology® (“BIT™”) platform through its SteraMist® products - a hydrogen peroxide-based mist and fog composed of ionized Hydrogen Peroxide (“iHP™”), is pleased to announce that its shares of common stock, par value $0.01 per share (“Common Stock”), have been approved for listing on the NASDAQ Capital Market. TOMI’s Common Stock will commence trading on the NASDAQ Capital Market on October 1, 2020 under the ticker symbol “TOMZ.”

TOMI sought to list its Common Stock on the NASDAQ Capital Market in an effort to enhance its visibility among investors and to attract a broader shareholder base.

TOMI Environmental Solutions, Inc.: Innovating for a safer world®

TOMI Environmental Solutions, Inc. (OTCQB:TOMZD) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (“BIT™”) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency of the U.S. Department of Defense, BIT™ solution utilizes a low percentage hydrogen peroxide as its only active ingredient to produce a fog of ionized hydrogen peroxide (“iHP™”). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit http://www.tomimist.com/ or contact us at info@tomimist.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. They are forward-looking, and they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

INVESTOR RELATIONS CONTACT
Harold Paul
hpaul@tomimist.com